Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of August 2, 2004, by and between NYMEX HOLDINGS, INC. ("NYMEX Holdings") and NEW YORK MERCANTILE EXCHANGE, INC., ("NYMEX" and together with NYMEX Holdings, the "Company"), and JAMES E. NEWSOME (the "Executive").

WHEREAS, the Company wishes to retain the services of the Executive in the capacity of President upon the terms and conditions set forth and Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the mutual promises contained therein, the parties mutually agree as follows:

1. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for a term commencing as of August 2, 2004 and ending on August 1, 2007, unless sooner terminated in accordance with the provisions of Section 4 or Section 5 (the "Term"); the Term may be extended or renewed only by the mutual written agreement of the parties.

2. Duties. During the Term, the Executive shall be employed by the Company as President of the Company, and, as such, the Executive shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature, consistent with his office, as shall be specified and designated from time to time by the Board of Directors of the Company (the "Board"). The Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder.

3. Compensation.

3.1 Salary. The Company shall pay the Executive during the Term a salary at the annual rate of: $700,000 (Year 1: 8/2/04 -- 8/1/05); $700,000 (Year 2: 8/2/05 -- 8/1/06); and $900,000 (Year 3: 8/2/06 -- 8/1/07). The Annual Salary shall be payable in accordance with the customary payroll practices of the Company applicable to its senior executives.

3.2 Sign-on Bonus. Within five (5) days of Executive's commencement of employment with Company, Company shall pay to the Executive, in a single lump sum, a sign-on bonus of four hundred thousand dollars ($400,000) less applicable deductions and withholdings ("Sign-on Bonus").

3.3 Annual Bonus.

In addition to the Annual Salary, Executive will be eligible to be considered for a bonus payment in relation to each year, including any partial year of employment. The Company shall in its absolute discretion in accordance with its established procedures for senior executives, determine whether any such bonus payment will be made to any employees and if to some employees, whether to Executive, and the amount thereof (if any). Payment of a bonus amount in relation to one or more years will under no circumstances give rise to any entitlement to a bonus payment in relation to any other year.

3.4 Benefits.

(a) The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and similar benefits that may be available to other senior executives of the Company generally, on the same terms as such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

(b) The Executive shall be entitled to twenty (20) vacation days per annum, prorated for partial years, and two (2) personal days per year.

(c) The Company shall pay (or reimburse) Executive for reasonable moving expenses to assist Executive in relocating to the New York area, including, but not limited to, travel costs associated with seeking permanent housing, actual packing and moving costs, and the cost of temporary housing.

3.5 Grant of Option/Equity.

(a) In the future, the Company may seek to pursue an initial public offering or private placement of equity securities. The Executive acknowledges that an initial public offering or private placement might not be completed, and the Company has not promised that either will in fact occur on any particular terms or to any extent whatsoever. The Company reserves, without limitation, the right to change its plans in this regard at any time and will incur no liability to the Executive if it does so.

(b) If and when the Company completes an initial public offering or private placement of its equity securities, effective not later than the closing of the initial public offering or private placement, the Executive shall be granted an option or other equity or equity-based interest (the "Option/Equity"), subject to such terms and conditions (including without limitation provisions relating to method of exercise and payment, vesting, withholding, limited periods after termination of employment within which the Option/Equity may be exercised, non-transferability and rights of repurchase and first refusal) as may be determined by the Board of Directors (or other governing body) of the entity granting the Option/Equity, which shall be comparable to the provisions of options granted to other senior officers and executives of the Company.

3.6 Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive's services under this Agreement; provided that the reimbursement requests are in compliance with expense reimbursement policies adopted from time to time by the Board.

4. Termination upon Death or Disability. If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If the Executive by virtue of ill health or other disability is unable (including with reasonable accommodation) to perform substantially and continuously the duties assigned to him for more than 120 consecutive or non-consecutive days out of any consecutive 12-month period, the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive. Upon termination of employment due to death or disability, in addition to any insurance benefits that may be payable, (i) the Executive (or the Executive's estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive any Annual Salary and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination) and (ii) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder, except as required by applicable law.

5. Certain Terminations of Employment.

5.1 Termination for Cause; Voluntary Termination of Employment by the Executive.

(a) For purposes of this Agreement, "Cause" shall mean the Executive's:

(i) violation, involving dishonesty, breach of trust or bad faith, of any statute, regulation or rule in the areas of commodities or securities regulation that results in sanctions against the Executive or the Company;

(ii) any intentional act of fraud, embezzlement, theft or misappropriation of Company funds by Executive, as determined after investigation by the Board, or Executive's admission or conviction of a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

(iii) failure to devote substantially all of his business time and efforts to the Company and failure to cure such breach within ten business days following the Executive's receipt of written notice from the Company specifying such breach;

(iv) material breach of any of the provisions of Section 6.1; or

(v) breach in any material respect of the terms and provisions of this Agreement and failure to cure such breach within ten business days following the Executive's receipt of written notice from the Company specifying such breach.

(b) The Company may terminate the Executive's employment hereunder for Cause at any time.

    The Executive may terminate his employment, for Good Reason or otherwise, on at least 30 days' and not more than 60 days' written notice given to the Company. For purposes of this Agreement, "Good Reason" shall mean, without the Executive's consent:

(i) relocation by the Company of the Executive's principal place of employment by more than 50 miles from New York City;

(ii) a material breach by the Company of the terms of this Agreement and failure to cure such breach within ten business days following the Company's receipt of written notice from the Executive specifying such breach; or

(iii) there is a demotion or significant diminution in Executive's responsibilities under the Agreement and failure to cure such breach within ten business days following the Company's receipt of written notice from the Executive specifying such breach.

(d) If the Company terminates the Executive for Cause, or upon any other termination not covered by Section 4 or Section 5.2 (including termination by the Executive not for Good Reason), (i) the Executive shall be entitled to receive Annual Salary and other benefits (but, in all events, and without increasing the Executive's rights under any other provision hereof, excluding any bonuses not yet paid) earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); and (ii) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder, except as required by applicable law.

(e) If the Executive's employment is terminated in Year 1 or Year 2 of the Agreement, Executive shall repay to the Company a portion of the Sign-on Bonus within thirty (30) business days of termination in accordance with the following schedule: (104 weeks minus number of weeks worked) multiplied by $3846. This repayment may also be deducted from any payment by the Company made pursuant to Section 5.2.

5.2 Termination by the Company without Cause; Termination by the Executive for Good Reason.

(a) The Company may terminate the Executive's employment at any time for any reason or no reason. If the Company terminates the Executive's employment other than for Cause, or if the Executive terminates his employment for Good Reason in accordance with Section 5.1(c), and in either such case the termination is not covered by Section 4 or 5.3:

(i) the Executive shall receive Annual Salary and other benefits earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment);

(ii) the Executive shall receive (subject to the Executive's execution of a general release in a form and substance satisfactory to the Company): (A) a cash payment equal to nine hundred thousand dollars ($900,000), one-third of which will be payable within five business days after the date of termination of employment and two-thirds of which will be payable in equal bi-weekly installments through the applicable Restricted Period; (B) for a period equal to the shortest of (x) twelve months after termination of employment, (y) the period ending when the Executive commences full-time employment with another employer and then or subsequently receives or is entitled to receive (without regard to any waivers) health insurance benefits or (z) the period ending 90 days after the Executive commences full-time employment with another employer, such continuing coverage under the group health plans as the Executive would have received under this Agreement (and at such costs to the Executive) as would have applied in the absence of such termination; and

(iii) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder, except as required by applicable law.

5.3 Termination Upon Failure to Agree Upon Renewal Terms. If the Company and Executive fail to agree on terms for renewal at the end of the Term (as determined under the time-based provisions of Section 1 without regard to early termination under Section 4 or 5) and Executive's employment terminates at the end of the Term (as so determined), and in such case the termination is not covered by Section 4 or the "Cause" provision of section 5.1:

(i) the Executive shall receive Annual Salary and other benefits earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); and

(ii) the Executive shall receive a cash payment equal to nine hundred thousand dollars ($900,000) (subject to the Executive's execution of a standard, general release in a form and substance satisfactory to the Company), one-third of which will be payable within five business days after the date of termination and two-thirds of which will be payable in equal bi-weekly installments through the applicable Restricted Period.

6. Covenants of the Executive.

6.1 Covenant Against Competition; Other Covenants. The Executive acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 6, its successors and assigns, any holding or parent company and the direct and indirect subsidiaries of the Company, its successors and assigns and any such holding or parent company) is the operation of a commodities exchange for the trading and/or clearing of futures and options contracts, risk management or other derivative instruments on commodities in the energy and metals sectors (such business, together with the operation of a commodities exchange for the trading and/or clearing of any other futures or options contracts that may in the future, during the pendency of executive's employment, be listed by the Company or any entity that is then an affiliate of the Company, herein being collectively referred to as the "Business"); (ii) the Company is one of the limited number of entities in both the United States and in the world that have developed such a business; (iii) the Company's Business is, in part, both national and international in scope and an integral part of the Company's Business is the expansion of its products on a global scale and the establishment of essential elements of the Business in numerous portions of the world; (iv) the Executive's work for the Company has given and will continue to give him access to certain confidential, proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Executive covenants and agrees that:

(a) By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, and further in consideration of the Executive's exposure to the proprietary information of the Company, the Executive covenants and agrees that, during the applicable Restricted Period (as hereinafter defined), he shall not either in the continental United States or elsewhere, directly or indirectly, (i) engage in any material element of the Business, (ii) render any services to any person, corporation, partnership or other entity (other than the Company or its affiliates) engaged in any material element of the Business, or (iii) become interested in any such person, corporation, partnership or other entity (other than the Company or its affiliates) as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity; provided, however, that, notwithstanding the foregoing, the Executive may invest in securities of any entity, solely for investment purposes and without participating directly in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own 1% or more of any class of securities of such entity. As used in this Agreement, the "Restricted Period" means the period beginning on the date of this Agreement and ending one year after the date on which Executive's employment with the Company is terminated.

(b) From the date hereof and following the termination of the Executive's employment with the Company for any reason, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Company's Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the "Confidential Company Information"), and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company's express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.

(c) From the date hereof and for a period of one year after the termination of the Executive's employment with the Company, the Executive shall not, without the Company's prior written consent, directly or indirectly, (i) solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee or independent contractor thereof or (ii) hire (on behalf of the Executive or any other person or entity) any employee or independent contractor who has left the employment or other service of the Company or any of its affiliates within the one-year period which follows the termination of such employee's or independent contractor's employment or other service with the Company and its affiliates. From the date hereof and for a period of one year after the termination of the Executive's employment with the Company, the Executive will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company's or any of its affiliates' relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Term is or was a customer or client of the Company or any of its affiliates. During the Restricted Period, the Executive shall not publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the Company or any of its affiliates, or in any way adversely affecting or otherwise maligning the Business or reputation of the Company or any of its affiliates.

(d) All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Executive or made available to the Executive concerning the business of the Company or its affiliates, (i) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon the Executive's termination of employment, shall be returned to the Company within five (5) business days of Executive's termination.

(e) During the Term, the Executive shall disclose to Company and treat as confidential information all ideas, methodologies, product and technology applications that he develops during the course of his employment with Company that relates directly or indirectly to Company's business. Executive hereby assigns to Company his entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by Executive or developed or acquired by him during his employment with Company, which may pertain directly or indirectly to the business of the Company. Executive shall at any time during or after the Agreement Term, upon Company's request, execute, acknowledge and deliver to Company all instruments and do all other acts which are necessary or desirable to enable Company to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries with respect to intellectual property developed or which was being developed during Executive's employment with Company.

6.2 Rights and Remedies upon Breach.

The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 6.1 (the "Restrictive Covenants") would result in irreparable injury and harm for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 6.1, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages):

(i) The right and remedy to have the Restrictive Covenants specifically enforced (without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii) The right and remedy to require the Executive to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by him as the proximate result of any actions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.

The Executive agrees that in any action seeking specific performance or other equitable relief, he will not assert or contend that any of the provisions of this Section 6 are facially unreasonable or otherwise facially unenforceable. The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not limit the Company's right to enforce the Restrictive Covenants.

7. Other Provisions.

7.1 Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

7.2 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive's covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.3 Enforceability; Jurisdiction. The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants set forth in Section 6 any Federal or State court sitting in the State of New York. The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restricted Covenants).

7.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally~~,~~ or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or, if mailed, five days after the date of deposit in the United States mails as follows:

(i) If to the Company, to:

NYMEX Holdings, Inc.

One North End Avenue

New York, New York 10282

Attention: General Counsel

(ii) If to the Executive, to him at:

Crowell and Moring LLP

1001 Pennsylvania Ave. NW
Washington, DC 20004-2595

Attention: Kris D. Meade, Esq.

Any such person may by notice given in accordance with this Section 7.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.5 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

7.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

7.8 Assignment. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company's assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder.

7.9 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

7.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof, each signed by one of the parties hereto.

7.12 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 6, 7.3 and 7.9, and the other provisions of this Section 7 (to the extent necessary to effectuate the survival of Sections 6, 7.3 and 7.9), shall survive termination of this Agreement and any termination of the Executive's employment hereunder.

7.13 Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

7.14 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

NYMEX HOLDINGS, INC.

By: /s/ Mitchell Steinhause

Name: Mitchell Steinhause

Title: Chairman

NEW YORK MERCANTILE EXCHANGE, INC.

By: /s/ Mitchell Steinhause

Name: Mitchell Steinhause

Title: Chairman

EXECUTIVE

/s/ James E. Newsome

James E. Newsome